U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
________________________________________________________________________________
1.   Name and Address of Reporting Person*

Berlwood Five, Ltd.
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   (Last)                           (First)             (Middle)

1201 North Watson Road, Suite 100
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                                    (Street)
Arlington, Texas 76006
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   (City)                           (State)              (Zip)
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2.   Issuer Name and Ticker or Trading Symbol

Emergisoft Holding, Inc., a Nevada corporation (ESHG)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

________________________________________________________________________________
4.   Statement for Month/Year

September 19, 2002
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5.   If Amendment, Date of Original (Month/Year)

________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)
     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
_______________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)
     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                      2A.           3.           Disposed of (D)                 Securities     Form:     7.
                                      Deemed        Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                    2.                Execution     Code         ------------------------------- Owned at End   (D) or    Indirect
1.                  Transaction       Date          (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security   Date              if any        ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)          (mm/dd/yy)        (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock        9/19/02                          P               1,875,005   A      $0.533332               D         N/A
$.001 par value                                                      (1)                         13,038,387
====================================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                            (Print or Type Response)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                 10.
                                                                              7.                       9.        Owner-
                                                                              title                    Number    ship
                                                                              and                      of        Form
            2.                                                   6.           amount                   Deriv-    of
            Conver-                                5.            Date         of                       ative     Deriv-   11.
            sion                                   Number of     Exercis-     Underlyinet              Secur-    ative    Nature
            or               3A.                   Derivative    able and     Securities      8.       ities     Secur-   of
            Exer-            Deemed   4.           Securities    Expira-      Instr.3         Price    Bene-     ity:     In-
            cise    3.       Execu-   Trans-       Acquired (A)  tion Date    and 4)          of       ficially  Direct   direct
            Price   Trans-   tion     action       or Disposed   (Month/Day/  --------------  Deriv-   Owned     (D) or   Bene-
1.          of      action   Date,    Code         of(D)         Year)                   Amt  ative    at End    In-      ficial
Title of    Deriv-  Date     if any,  (Instr.      (Instr. 3,    -----------  Exp-       or   Secur-   of        direct   Owner-
Derivative  ative   (Month/  (Month/  8)           4 and 5)      Date         pira-      No.  ity      Month     (I)      ship
Security    Secur-  Day/     Day/     -----------  -------       Exer-        tion        of  (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)  ity     Year)    Year)    Code V  (A)     (D)        cisable      Date Title Shs  5)       4)        4)       4)
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
Warrant     $30.00                                               8/3/01       8/3/11     30,000        30,000    D        N/A
(Right to                                                                          Common Stock,
Buy)                                                                               $.001 par value
------------------------------------------------------------------------------------------------------------------------------------
Warrant     $15.00                                               8/29/01      8/29/11    120,000       120,000   D        N/A
(Right to                                                                          Common Stock,
Buy)                                                                               $.001 par value
====================================================================================================================================

Explanation of Responses:

(1) Subject to a right of repurchase by Emergisoft at $2.40 per share until September 19, 2003.


   /s/ Linda Thomas                                         9/19/02
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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